Exhibit 99.1

May 15, 2020

Qurate Retail, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB)  will be holding its virtual Annual Meeting of Stockholders on Thursday,  May 21, 2020, at 8:00 a.m. M.D.T. Stockholders of record as of the record date will be able to listen, vote and submit questions by logging in at www.virtualshareholdermeeting.com/QRI2020. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2020. To enter the virtual annual meeting website,  a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card for the Qurate Retail meeting.

Following the conclusion of the Liberty Media Corporation Annual Meeting, which is scheduled to begin at 8:15 a.m. M.D.T., John Malone, director of Qurate Retail, Greg Maffei, Chairman of Qurate Retail, and Mike George, Chief Executive Officer of Qurate Retail, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/LMC2020 to listen to the Q&A session.  Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investor@qurateretail.com with the subject “Annual Meeting Question” by 5:00 p.m. M.D.T. on Tuesday, May 19, 2020. During the Q&A session,  Qurate Retail may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Qurate Retail website. All interested persons should visit http://www.qurateretail.com/events to access the webcasts.  An archive of the webcasts will also be available on this website for one year after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.